Exhibit 99.1

Pharmacyclics Announces Presentation of Phase III and Long Term Follow Up Data on IMBRUVICA™ in Chronic Lymphocytic Leukemia (CLL) at ASCO

SUNNYVALE, Calif., April 21, 2014  -- Pharmacyclics, Inc. (NASDAQ: PCYC) today announced that data from the Phase III PCYC-1112 (RESONATE™) study of single agent IMBRUVICA™ (ibrutinib) vs. ofatumumab, an established therapy in relapsed refractory CLL, as well as data from an Independent Efficacy Evaluation of IMBRUVICA after three years of follow-up, will be presented at the American Society of Clinical Oncology (ASCO) 50th Annual Meeting in Chicago, Illinois May 30 - June 3, 2014.  IMBRUVICA is being jointly developed and commercialized by Pharmacyclics and Janssen Biotech, Inc.

"At the interim analysis of the RESONATE Phase III study in January, the data showed that IMBRUVICA improved with statistical significance the overall survival of patients with relapsed or refractory CLL versus ofatumumab, an anti-CD-20 antibody similar to rituximab. IMBRUVICA also provided a significant progression-free survival benefit for these patients," said John C. Byrd, M.D., Director, Division of Hematology, The Ohio State University Comprehensive Cancer Center – Arthur G. James Cancer Hospital & Richard J. Solove Research Institute and lead investigator on the RESONATE study. "I am excited by the oral, once daily, single agent, 'chemo-free' profile IMBRUVICA offers patients. This class of drugs is transformative to the way we treat patients today. I look forward to providing detailed results of the benefits seen in the IMBRUVICA patients at the ASCO meeting."

"We have two historic oral presentations at this year's ASCO, one showing for the first time a Survival Benefit with IMBRUVICA in a large randomized trial, and the other evaluating the three-year safety and efficacy of IMBRUVICA in relapsed and refractory CLL patients with a median of four prior therapies," said Bob Duggan, CEO and Chairman of Pharmacyclics. "Our team is currently exploring the clinical benefits of IMBRUVICA in 42 clinical trials, of which 10 are large Phase III studies in a broad variety of B-Cell malignancies. With each passing month, I am increasingly pleased with the launch progress we are making, in partnership with our colleagues at Janssen, as we bring IMBRUVICA to market for CLL and MCL patients across the United States."

RESONATE represents the first randomized Phase III study of IMBRUVICA in patients with CLL.

Oral Presentations

Title: Randomized comparison of ibrutinib versus ofatumumab in relapsed or refractory (R/R) chronic lymphocytic leukemia/small lymphocytic lymphoma: Results from the phase III RESONATE trial (Abstract #LBA7008)
Session: Leukemia, Myelodysplasia, and Transplantation Oral Abstract Session
Date: Tuesday, June 3, 2014
Presentation Time: 11:57 a.m.
Location: McCormick Place, Room E354A
Presenter: John C. Byrd, M.D., The Ohio State University

Title: Independent evaluation of ibrutinib efficacy 3 years post-initiation of monotherapy in patients with chronic lymphocytic leukemia/small lymphocytic leukemia including deletion 17p disease (Abstract #7014)
Session: Leukemia, Myelodysplasia, and Transplantation Oral Abstract Session
Date: Tuesday, June 3, 2014
Presentation Time: 11:33 a.m.
Location: McCormick Place, Room E354A
Presenter: Susan O'Brien, M.D., The University of Texas MD Anderson Cancer Center

Selected Poster Presentations

Title: A phase 1b/2 study evaluating activity and tolerability of the BTK inhibitor ibrutinib in combination with ofatumumab in patients with chronic lymphocytic leukemia/small lymphocytic lymphoma (CLL/SLL) and related diseases (Abstract #7009)
Session: Leukemia, Myelodysplasia, and Transplantation Poster Highlights Session
Date: Saturday, May 31, 2014
Presentation Time: 1:15 p.m.
Location: McCormick Place, Room S405, Poster #1
Presenter: Samantha Jaglowski, M.D., M.P.H.

Title: Association of disease progression on ibrutinib therapy with the acquisition of resistance mutations: A single-center experience of 267 patients (Abstract #7010)
Session: Leukemia, Myelodysplasia, and Transplantation Poster Highlights Session
Date: Saturday, May 31, 2014
Presentation Time: 1:15 p.m.
Location: McCormick Place, Room S405, Poster #2
Presenter: Jennifer Woyach, M.D.

Title: Preliminary safety and efficacy of the Bruton's tyrosine kinase (BTK) inhibitor ibrutinib (IBR) in patients (pts) with hairy cell leukemia (HCL) (Abstract #7063)
Session: Leukemia, Myelodysplasia, and Transplantation General Poster Session
Date: Monday, June 2, 2014
Presentation Time: 1:15 p.m.
Location: McCormick Place, S Hall A, Poster #348
Presenter: Jeffrey Jones, M.D., M.P.H.

INDICATIONS

IMBRUVICA is indicated for the treatment of:

•	Patients with mantle cell lymphoma (MCL) who have received at least one prior therapy.

•	Patients with chronic lymphocytic leukemia (CLL) who have received at least one prior therapy.

The FDA's accelerated approval of these indications was based on the overall response rate of patients in the Phase II clinical trials of PCYC-1102 and PCYC-1104. Improvements in survival or disease-related symptoms were not established in these studies.

The following safety information is described in the package insert for the use of IMBRUVICA in patients with mantle cell lymphoma who have received at least one prior therapy or chronic lymphocytic leukemia who have received at least one prior therapy:

IMPORTANT SAFETY INFORMATION

WARNINGS AND PRECAUTIONS

Hemorrhage – Five percent of patients with MCL and 6% of patients with CLL had Grade 3 or higher bleeding events (subdural hematoma, ecchymoses, gastrointestinal bleeding, and hematuria). Overall, bleeding events including bruising of any grade occurred in 48% of patients with MCL treated with 560 mg daily and 63% of patients with CLL treated at 420 mg daily.

The mechanism for the bleeding events is not well understood.  IMBRUVICA may increase the risk of hemorrhage in patients receiving antiplatelet or anticoagulant therapies. Consider the benefit-risk of withholding IMBRUVICA for at least 3 to 7 days pre and post-surgery depending upon the type of surgery and the risk of bleeding.

Infections - Fatal and non-fatal infections have occurred with IMBRUVICA therapy. At least 25% of patients with MCL and 35% of patients with CLL had infections Grade 3 or greater NCI Common Terminology Criteria for Adverse Events (CTCAE). Monitor patients for fever and infections and evaluate promptly.

Myelosuppression - Treatment-emergent Grade 3 or 4 cytopenias were reported in 41% of patients with MCL and 35% of patients with CLL. These included neutropenia (29%), thrombocytopenia (17%) and anemia (9%) in patients with MCL and neutropenia (27%) and thrombocytopenia (10%) in patients with CLL. Monitor complete blood counts monthly.

Renal Toxicity - Fatal and serious cases of renal failure have occurred with IMBRUVICA therapy. Treatment-emergent increases in creatinine levels up to 1.5 times the upper limit of normal occurred in 67% of patients with MCL and 23% of patients with CLL. Increases in creatinine 1.5 to 3 times the upper limit of normal occurred in 9% of patients with MCL and 4% of patients with CLL. Periodically monitor creatinine levels. Maintain hydration.

Second Primary Malignancies - Other malignancies have occurred in 5% of patients with MCL and 10% of patients with CLL who have been treated with IMBRUVICA. Four percent of patients with MCL, had skin cancers, and 1% had other carcinomas. Eight percent of patients with CLL had skin cancers and 2% had other carcinomas.

Embryo-Fetal Toxicity - Based on findings in animals, IMBRUVICA can cause fetal harm when administered to a pregnant woman. Advise women to avoid becoming pregnant while taking IMBRUVICA. If this drug is used during pregnancy or if the patient becomes pregnant while taking this drug, the patient should be apprised of the potential hazard to a fetus.

ADVERSE REACTIONS –

MCL: The most commonly occurring adverse reactions (≥20%) in the clinical trial were thrombocytopenia*, diarrhea (51%), neutropenia*, anemia*, fatigue (41%), musculoskeletal pain (37%), peripheral edema (35%), upper respiratory tract infection (34%), nausea (31%), bruising (30%), dyspnea (27%), constipation (25%), rash (25%), abdominal pain (24%), vomiting (23%), and decreased appetite (21%).

*Treatment-emergent decreases (all grades) of platelets (57%), neutrophils (47%) and hemoglobin (41%) were based on laboratory measurements and adverse reactions.

The most common Grade 3 or 4 non-hematological adverse reactions (≥5%) were pneumonia (7%), abdominal pain (5%), atrial fibrillation (5.4%), diarrhea (5%), fatigue (5%), and skin infections (5%).  Treatment-emergent Grade 3 or 4 cytopenias were reported in 41% of patients. Ten patients (9%) discontinued treatment due to adverse reactions in the trial (N=111).

The most frequent adverse reaction leading to treatment discontinuation was subdural hematoma (1.8%). Adverse reactions leading to dose reduction occurred in 14% of patients.

CLL: The most commonly occurring adverse reactions (≥ 20%) in the clinical trial were thrombocytopenia*, diarrhea (63%), bruising (54%), neutropenia*, anemia*, upper respiratory tract infection (48%), fatigue (31%), musculoskeletal pain (27%), rash (27%), pyrexia (25%), constipation (23%), peripheral edema (23%), arthralgia (23%), nausea (21%), stomatitis (21%), sinusitis (21%), and dizziness (21%).

*Treatment-emergent decreases (all grades) of platelets (71%), neutrophils (54%) and hemoglobin (44%) were based on laboratory measurements per IWCLL criteria and adverse reactions.

The most common Grade 3 or 4 non-hematological adverse reactions (≥ 5%) were pneumonia (8%), hypertension (8%), atrial fibrillation (6.3%), sinusitis (6%), skin infection (6%), dehydration (6.4%), and musculoskeletal pain (6%). Treatment-emergent Grade 3 or 4 cytopenias were reported in 35% of patients.

Five patients (10%) discontinued treatment due to adverse reactions in the trial (N=48). These included 3 patients (6%) with infections and 2 patients (4%) with subdural hematomas. Adverse reactions leading to dose reduction occurred in 13% of patients.

DRUG INTERACTIONS

CYP3A Inhibitors - Avoid concomitant administration with strong or moderate inhibitors of CYP3A. If a moderate CYP3A inhibitor must be used, reduce the IMBRUVICA dose.

CYP3A Inducers - Avoid co-administration with strong CYP3A inducers.

SPECIAL POPULATIONS - Hepatic Impairment - Avoid use in patients with baseline hepatic impairment.

For the full prescribing information, visit http://www.imbruvica.com/downloads/Prescribing_Information.pdf

About IMBRUVICA

IMBRUVICA is indicated for the treatment of patients with mantle cell lymphoma or chronic lymphocytic leukemia who have received at least one prior therapy.1 For more information about IMBRUVICA, including the full prescribing information, please visit www.IMBRUVICA.com. IMBRUVICA is a first in class, oral therapy and is a new agent that inhibits a protein called Bruton's tyrosine kinase (BTK).1 BTK is a key signaling molecule of the B-cell receptor signaling complex that plays an important role in the survival and spread of malignant B cells.8,9,10 IMBRUVICA blocks signals that tell malignant B cells to multiply and spread uncontrollably.1,11 It is one of the first medicines to file for FDA approval via the new Breakthrough Therapy Designation pathway, enabling Pharmacyclics to rapidly bring this medicine to patients in need.

To date, 11 Phase III trials have been initiated with ibrutinib and a total of 42 trials are currently registered on www.clinicaltrials.gov. Janssen and Pharmacyclics entered a collaboration and license agreement in December 2011 to co-develop and co-commercialize IMBRUVICA.

About Pharmacyclics

Pharmacyclics® is a biopharmaceutical company focused on developing and commercializing innovative small-molecule drugs for the treatment of cancer and immune mediated diseases. Our mission and goal is to build a viable biopharmaceutical company that designs, develops and commercializes novel therapies intended to improve quality of life, increase duration of life and resolve serious unmet medical healthcare needs; and to identify and control promising product candidates based on scientific development and administrational expertise, develop our products in a rapid, cost-efficient manner and pursue commercialization and/or development partners when and where appropriate.

Pharmacyclics markets IMBRUVICA and has three product candidates in clinical development and several preclinical molecules in lead optimization. The company is committed to high standards of ethics, scientific rigor, and operational efficiency as it moves each of these programs to viable commercialization.

Pharmacyclics is headquartered in Sunnyvale, California and is listed on NASDAQ under the symbol PCYC. To learn more about how Pharmacyclics advances science to improve human healthcare visit us at www.pharmacyclics.com.

NOTE: This announcement may contain forward-looking statements made in reliance upon the safe harbor provisions of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, including statements, among others, relating to our future capital requirements, including our expected liquidity position and timing of the receipt of certain milestone payments, and the sufficiency of our current assets to meet these requirements, our future results of operations, our expectations for and timing of ongoing or future clinical trials and regulatory approvals for any of our product candidates, and our plans, objectives, expectations and intentions. Because these statements apply to future events, they are subject to risks and uncertainties. When used in this announcement, the words "anticipate", "believe", "estimate", "expect", "expectation", "goal", "should", "would", "project", "plan", "predict", "intend", "target" and similar expressions are intended to identify such forward-looking statements. These forward-looking statements are based on information currently available to us and are subject to a number of risks, uncertainties and other factors that could cause our actual results, performance, expected liquidity or achievements to differ materially from those projected in, or implied by, these forward-looking statements. Factors that may cause such a difference include, without limitation, our need for substantial additional financing and the availability and terms of any such financing, the safety and/or efficacy results of clinical trials of our product candidates, our failure to obtain regulatory approvals or comply with ongoing governmental regulation, our ability to commercialize, manufacture and achieve market acceptance of any of our product candidates, for which we rely heavily on collaboration with third parties, and our ability to protect and enforce our intellectual property rights and to operate without infringing upon the proprietary rights of third parties. Although we believe that the expectations reflected in the forward-looking statements are reasonable, we cannot guarantee future results, performance or achievements and no assurance can be given that the actual results will be consistent with these forward-looking statements. For more information about the risks and uncertainties that may affect our results, please see the Risk Factors section of our filings with the Securities and Exchange Commission, including our transition report on Form 10-K for the six month period ended December 31, 2012 and quarterly reports on Form 10-Q. We do not intend to update any of the forward-looking statements after the date of this announcement to conform these statements to actual results, to changes in management's expectations or otherwise, except as may be required by law.

Dr. Byrd serves as national principal investigator of this Pharmacyclics-sponsored clinical study. He has served as an unpaid advisor to both Pharmacyclics and Janssen in developing the compound ibrutinib. Byrd does not have a financial interest in either company.